K&L Gates LLP 1717 Main Street Suite 2800 Dallas, TX 75201 T 214 939 5500 F 214 939 5849 klgates.com

Exhibit 5.8

November 12, 2013

Cash America International, Inc.

1600 West 7th Street

Fort Worth, Texas 76102

Ladies and Gentlemen:

We have acted as special South Carolina counsel to Gamecock Pawn & Gun, Inc., a South Carolina corporation (“Gamecock”), Cash America, Inc. of South Carolina, a South Carolina corporation (“CA South Carolina”), and as special Alaska counsel to Cash America, Inc. of Alaska, an Alaska corporation (“CA Alaska” and, collectively, with Gamecock and CA South Carolina, the “Guarantors” and, each, a “Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Cash America International, Inc., a Texas corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to $300,000,000 aggregate principal amount of 5.75% Senior Notes Due 2018 (the “Notes”) and the issuance by the Guarantors and the other guarantors of the guarantees (the “Guarantees” and, together, with the Notes, the “Securities”) of the Notes in exchange for the Company’s issued and outstanding unregistered 5.75% Senior Notes Due 2018. The Notes will be issued under, and the Guarantees will be issued as provided in, an Indenture (the “Indenture”), dated as of May 15, 2013 (as amended and supplemented), between the Company, the guarantors named therein (including the Guarantors) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

The following documents are referred to collectively in this opinion letter as the “Transaction Documents”: (i) the Registration Statement, (ii) the Indenture and (iii) the Guarantees.

In connection with rendering the opinions set forth below, we have examined the Transaction Documents, the respective Certificate of Incorporation or Articles of Incorporation, as applicable, and Bylaws of the Guarantors and the resolutions of the respective directors of the Guarantors authorizing the execution and delivery of, and the performance of the obligations under, the Guarantees by the Guarantors, and we have made such other investigation as we have deemed appropriate. We have examined and relied on certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also examined and relied on certificates of officers of the Guarantors (each, a “Fact Certificate”). We have not independently established any of the facts so relied on.

We have made the assumptions that are customary in opinion letters of this kind, including the assumptions that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, that all signatures on each such document are genuine, that each certificate or other document issued by a public authority is accurate, complete and authentic as of the date of this opinion letter, and all official public records (including their proper

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indexing and filing) are accurate and complete, and that no changes in the facts certified in the applicable Fact Certificate have occurred or will occur after the date of the applicable Fact Certificate. We have further assumed the legal capacity of natural persons, and we have assumed that each party to each Transaction Document (other than the Guarantors) has the legal capacity and has satisfied all legal requirements that are applicable to that party to the extent necessary to make that Transaction Document enforceable against that party. We have not verified any of the foregoing assumptions.

The opinions expressed in this opinion letter are limited to the laws of the State of South Carolina and the State of Alaska, as applicable. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, including the laws of any other jurisdiction or the laws of any county, municipality or other political subdivision or any local governmental agency or authority.

Based on the foregoing, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that:

1. Each of Gamecock and CA South Carolina is a corporation validly existing under the laws of the State of South Carolina, based solely upon a Certificate of Existence with respect to each such corporation issued by the Secretary of State of the State of South Carolina, dated November 7, 2013 and November 8, 2013, respectively.

2. CA Alaska is a corporation validly existing and in good standing under the laws of the State of Alaska, based solely upon a Certificate of Compliance with respect to such corporation issued by the Commissioner of the Department of Commerce, Community and Economic Development of the State of Alaska dated November 6, 2013.

3. Each Guarantor (a) has the corporate power to create, execute and deliver, and to perform its obligations under, its Guarantee, (b) has taken all corporate action necessary to authorize the execution and delivery of, and the performance of its obligations under, its Guarantee, and (c) has duly executed and delivered its Guarantee.

The foregoing opinions are rendered as of the date of this opinion letter, except as otherwise indicated. We assume no obligation to update or supplement any of our opinions to reflect any changes of applicable law or fact that may occur after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement. Hunton & Williams LLP, as counsel to the Company in connection with the filing of the Registration Statement and the issuance of the Securities, may rely on this opinion, as if it were addressed to such counsel and delivered to such counsel today, solely in connection with the delivery of such counsel’s opinion as to the legality of the Securities, pursuant to Item 601 of Regulation S-K under the Securities Act, and no opinion is being expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus contained therein. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP